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Exhibit 10.2

SECOND LEASE MODIFICATION AGREEMENT

        SECOND LEASE MODIFICATION AGREEMENT (hereinafter called this "Agreement") dated as of the 31st day of July, 2003 between BFP ONE LIBERTY PLAZA CO. LLC, having an office c/o Brookfield Financial Properties, Inc., One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called "Landlord"), and ARCH INSURANCE COMPANY, a Missouri corporation, having an office at One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called "Tenant").

W I T N E S S E T H:

        WHEREAS:

        A.    Landlord and Tenant have heretofore entered into a certain lease dated September 26, 2002, as amended by a First Lease Modification Agreement (hereinafter called the "First Modification") dated as of May 7, 2003 (such lease, as the same has been and may hereafter be further amended, being hereinafter called the "Lease"), with respect to the entire rentable area of the fifty-third (53rd) floor and storage space located on the concourse level of the Building (hereinafter called the "Premises"), in the building known as One Liberty Plaza, 165 Broadway, New York, New York (hereinafter called the "Building") for a term expiring on September 30, 2012, or on such earlier date upon which said term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law; and

        B.    Pursuant to that certain Agreement of Sublease dated as of December 15, 1999 (hereinafter called the "Prime Sublease") between Generali-U.S. Branch (successor-in-interest to Generali Insurance Company of Trieste & Venice), a New York domiciled insurance company (hereinafter called "Prime Sublandlord"), as landlord, and Folksamerica Reinsurance Company (hereinafter called "Prime Subtenant"), as tenant, Prime Sublandlord leased to Prime Subtenant a portion of the twenty-ninth (29th) floor of the Building as shown on the plan annexed to the Prime Sublease as Exhibit A (hereinafter called the "Sublet Premises"), for a term scheduled to expire on December 30, 2009; and

        C.    Prime Subtenant then entered into a certain Sub-Sublease Agreement dated as of December 31, 2002 (hereinafter called the "Sub-Sublease Agreement") with Tenant, as sub-subtenant, whereby Tenant subleased from Prime Subtenant the entire Sublet Premises for a term scheduled to expire on December 29, 2009; and

        D.    Concurrently herewith (x) Prime Subtenant and Tenant are entering into a surrender agreement (hereinafter called the "Sub-Sublease Surrender Agreement") whereby Tenant shall surrender the Sublet Premises to Prime Subtenant effective as of 11:57 P.M. on July 31, 2003 (herein called the "Surrender Date") and the Sub-Sublease shall terminate on the Surrender Date, and (y) Prime Sublandlord and Prime Subtenant are entering into a surrender agreement (hereinafter called the "Prime Sublease Surrender Agreement") whereby Prime Subtenant shall surrender the Sublet Premises to Prime Sublandlord effective as of 11:58 P.M. on the Surrender Date and the Prime Sublease shall terminate on the Surrender Date; and

        E.    Landlord and Tenant hereby desire to modify the Lease to provide for the extension of the term thereof and the inclusion therein of additional space located on the seventeenth (17th) floor of the Building, upon and subject to the terms and conditions hereinafter more particularly set forth.

        NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    DEFINED TERMS.    All capitalized terms contained in this Agreement and not otherwise defined herein shall, for purposes hereof, have the same meanings ascribed to them in the Lease.

        2.    EXTENSION OF TERM.    The term of the Lease is hereby extended so that the Lease shall expire at 11:59 p.m. on January 31, 2014 (hereinafter called the "New Expiration Date"), or on such earlier date upon which said term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law. Landlord and Tenant hereby agree that (i) the extension of the term of the Lease effected hereby shall be on all of the same terms and conditions set forth therein with respect to the Premises originally demised to Tenant (i.e., the Premises exclusive of the "17th Floor Added Space", as such term is hereinafter defined in Paragraph 3 below), including that the Fixed Rent and Tax Payments and Operating Payments payable by Tenant (on an annualized basis) during the last year of the original lease term shall remain in effect, and (ii) the provisions of Article 36 of the Lease

(Extension of Term) shall remain in effect and shall apply to the Premises (inclusive of the 17th Floor Added Space).

        3.    ADDED SPACE.    Effective as of August 1, 2003 (hereinafter called the "Added Space Date"), and for the remainder of the term of the Lease (as extended pursuant to Paragraph 2 above), there shall be added to and included in the Premises the following additional space in the Building, to wit:

    The entire seventeenth (17th) floor of the Building, substantially as shown hatched on the floor plan annexed hereto as "Exhibit A," comprised of 18,041 rentable square feet (hereinafter called "Added Space A") and 24,159 rentable square feet (hereinafter called "Added Space B"; Added Space A and Added Space B are sometimes hereinafter collectively referred to as the "17th Floor Added Space"), it being acknowledged and agreed by Landlord and Tenant that the portions of the 17th Floor Added Space so designated as "Added Space A" and "Added Space B" are not separately demised and that such portions are so designated for purposes of describing the economic terms applicable to each such portion of the 17th Floor Added Space pursuant to paragraphs 4 and 5 hereof only.

Landlord does hereby lease to Tenant and Tenant does hereby hire from Landlord the 17th Floor Added Space subject and subordinate to all superior leases and superior mortgages as provided in the Lease and upon and subject to all the covenants, agreements, terms and conditions of the Lease as supplemented by this Agreement (other than Section 38.05 of the Lease and Paragraphs 4, 5, 6 and 8 of the First Modification).

        4.    LEASE MODIFICATION.    Effective during the period commencing on the Added Space Date and ending on the New Expiration Date, the Lease shall be modified as follows:

          (a)   During the period beginning on the Added Space Date and ending on the New Expiration Date, the Fixed Rent payable pursuant to Section 1.04(a) of the Lease (as modified by Paragraph 3(a) of the First Modification) shall be increased on account of the inclusion of the 17th Floor Added Space by the following amounts during the following periods:

            (i)    ONE MILLION ONE HUNDRED EIGHTY-EIGHT THOUSAND THIRTY-ONE AND 00/100 ($1,188,031.00) DOLLARS per annum [or $99,002.58 per month], during the period beginning on the Added Space Date and ending on the last day of the month preceding the month in which occurs the fifth (5th) anniversary of the Added Space Date (calculated on an annual basis at the rate of $23 per rentable square foot [or $414,943] with respect to Added Space A and at the rate of $32 per rentable square foot [or $773,088] with respect to Added Space B, respectively);

            (ii)   ONE MILLION TWO HUNDRED EIGHTY-FOUR THOUSAND SIX HUNDRED SIXTY SEVEN AND 00/100 ($1,284,667.00) DOLLARS per annum [or $107,055.58 per month], during the period beginning on the first day of the month in which occurs the fifth (5th) anniversary of the Added Space Date and ending on December 31, 2009 (calculated on an annual basis at the rate of $23 per rentable square foot [or $414,943] with respect to Added Space A and at the rate of $36 per rentable square foot [or $869,724] with respect to Added Space B, respectively); and

            (iii)  ONE MILLION FIVE HUNDRED NINETEEN THOUSAND TWO HUNDRED AND 00/100 ($1,519,200.00) DOLLARS per annum [or $126,600.00 per month], during the period beginning on January 1, 2010 and ending on the New Expiration Date (calculated on an annual basis at the rate of $36 per rentable square foot with respect to the entire 17th Floor Added Space).

          (b)   With respect to the Additional Charges payable pursuant to Article 3 of the Lease (hereinafter called the "Basic Escalation Payments") with respect to the Premises, there shall be computed, in addition to the Basic Escalation Payments, escalation payments with respect to increases on account of Taxes and Operating Expenses attributable to the 17th Floor Added Space. Additional Charges with respect to Taxes and Operating Expenses with respect to the 17th Floor Added Space shall be computed in the same manner as adjustments of rent with respect to Taxes and Operating Expenses for the purpose of the Basic Escalation Payments, except that for the purpose of such computations with respect to the 17th Floor Added Space:

            (i)    The "Base Operating Amount", as such term is defined in Section 3.01(a) of the Lease, shall mean the Operating Expenses incurred for the Operating Year commencing on January 1, 2004;

            (ii)   The "Base Tax Amount", as such term is defined in Section 3.01(b) of the Lease (as modified by Paragraph 3(c)(i) of the First Modification), shall mean the sum of the Taxes for the Tax Year commencing on July 1, 2003 and ending on June 30, 2004, as finally determined; and

            (iii)  "Tenant's Share", as such term is defined in Section 3.01(i) of the Lease (as modified by Paragraph 3(c)(ii) of the First Modification), shall mean: (X) 0.8354 (0.8354%) percent with respect to Added Space A, and (Y) 1.1186 (1.1186%) percent with respect to Added Space B, respectively.

          Notwithstanding anything to the contrary contained in the foregoing, the base years set forth in clauses (i) and (ii) above shall not apply with respect to Added Space A during the period beginning on the Added Space Date and ending on December 31, 2009, and during such period the following base years shall apply with respect to Added Space A only:

            (i)    The "Base Operating Amount", as such term is defined in Section 3.01(a) of the Lease, shall mean the Operating Expenses incurred for the Operating Year commencing on January 1, 2003; and

            (ii)   The "Base Tax Amount", as such term is defined in Section 3.01(b) of the Lease (as modified by Paragraph 3(c)(i) of the First Modification), shall mean one-half of the sum of (x) the Taxes for the Tax Year commencing on July 1, 2002 and (y) the Taxes for the Tax Year commencing on July 1, 2003, both as finally determined.

          (c)   Electrical service shall be supplied to the 17th Floor Added Space on a submetered basis in accordance with the terms and provisions of Article 14 of the Lease (except that for purposes hereof, Section 14.08 of the Lease shall be modified [as it applies to the 17th Floor Added Space only] by deleting the words "seven (7) watts" set forth in line 2 of the first (1st) sentence and in line 3 of the second (2nd) sentence, respectively, and substituting the words "six (6) watts"), and Tenant agrees to purchase from Landlord or from a meter company designated by Landlord all electricity consumed, used or to be used in the 17th Floor Added Space in accordance with Article 14.

        5.    ADDED SPACE RENT ABATEMENT.    Notwithstanding the foregoing provisions of subparagraph 4(a) above, provided that Tenant is not then in default, after notice and the expiration of any applicable cure periods, under any of the terms, provisions or conditions of the Lease (as modified hereby), the increase in the Fixed Rent payable hereunder with respect to Added Space B only shall be abated during the period (hereinafter called the "Added Space B Abatement Period") commencing on the Added Space Date and ending on January 31, 2004; provided that Tenant shall pay the Additional Charges with respect to Added Space B during the Added Space B Abatement Period, including, without limitation, the Additional Charges attributable to Tenant's consumption of electricity in Added Space B pursuant to subparagraph 4(c) above. The day which immediately follows the last day of the Added Space B Abatement Period is hereinafter referred to as the "Added Space B Rent Commencement Date".

        6.    CONDITION OF ADDED SPACE/LANDLORD'S WORK/TENANT'S EARLY ACCESS RIGHTS.    Tenant agrees to accept the 17th Floor Added Space in the condition and state of repair in which it exists as of the date hereof and understands and agrees that Landlord is not required to perform any work, supply any materials, incur any expense or provide any allowance or contribution in connection with preparing the 17th

Floor Added Space for Tenant's occupancy, except that (a) Landlord shall, promptly after the date upon which this Agreement has been executed by both Landlord and Tenant and a fully-executed counterpart thereof has been delivered to Tenant, provide Tenant with an ACP-5 certificate from the New York City Building's Department with respect to the 17th Floor Added Space, and (b) Landlord shall, within thirty (30) days after election by either Landlord or Tenant by notice to the other, at Landlord's sole expense, enclose with sheetrock the existing internal stairway which connects the sixteenth (16th) and seventeenth (17th) floors of the Building (hereinafter called the "Existing Stairway"; such enclosure of the Existing Stairway and any and all related work necessary to comply with any applicable New York State and New York City building and fire codes being hereinafter called the "Stairway Enclosure Work"). Tenant shall cooperate, and shall cause its employees, agents and contractors to cooperate, with Landlord and its contractors in connection with the performance of the Stairway Enclosure Work. Tenant hereby acknowledges that the Stairway Enclosure Work may be performed at the same time that Tenant and its contractors are performing portions of Tenant's Added Space Work in the 17th Floor Added Space, and that Tenant may be inconvenienced and disturbed during the performance of the Stairway Enclosure Work, and Tenant agrees that Landlord shall have no liability to Tenant, nor shall Tenant be entitled to any diminution or abatement of rent or other compensation or allowance for diminution of rental value, nor shall the Lease or any of the obligations of Tenant be affected or reduced, as a result of any claimed interference with the performance of Tenant's Added Space Work or with Tenant's business during the performance by Landlord of the Stairway Enclosure Work pursuant to this Paragraph 6. Landlord agrees that it shall use reasonable efforts to cause the Stairway Enclosure Work to be performed in a manner so as to minimize interference with the performance of Tenant's Added Space Work and/or the operation by Tenant of its business in the 17th Floor Added Space, provided that Landlord shall not be required to perform such work on an overtime or premium-pay basis. Subject to any applicable provisions of the Lease, Tenant shall have the right to enter the 17th Floor Added Space prior to the Added Space Date solely for the purposes of (x) allowing its contractors to install Tenant's telecommunications cabling and wiring, (y) performing cleaning in the 17th Floor Added Space (provided that Tenant shall retain Landlord's cleaning contractor to perform such cleaning) and (z) patching and tacking down damaged portions of carpeting in the 17th Floor Added Space that might otherwise pose a safety hazard to occupants of same (and not for the purpose of performing Tenant's Added Space Work or conducting Tenant's business therein, or for the use or occupancy thereof by Tenant's employees, agents or contractors except as aforesaid, or for any other purpose), provided that, in connection therewith, Tenant shall cooperate, and cause its contractors to cooperate, with Landlord and its contractors in connection with the performance of the Stairway Enclosure Work. Tenant hereby acknowledges and agrees that in no event shall Tenant or anyone claiming by, through or under Tenant, or any of their employees, agents or contractors, use the Existing Stairway to gain access to the sixteenth (16th) floor or otherwise use any portion of the sixteenth (16th) floor for any purpose whatsoever.

        7.    TENANT'S ADDED SPACE WORK/WORK ALLOWANCE.

          (a)   Tenant hereby covenants and agrees that Tenant shall, at Tenant's sole cost and expense, and in a good and workmanlike manner, make and complete the work and installations in the 17th Floor Added Space (hereinafter called "Tenant's Added Space Work") in accordance with the provisions set forth in Articles 11 and 38 of the Lease (other than the provisions of subparagraph 38.05 thereof), except that for purposes hereof, all references therein to the terms "Tenant's Work" and "Premises" shall be deemed to mean Tenant's Added Space Work and the 17th Floor Added Space, respectively.

          (b)   (1) In connection with the performance of Tenant's Added Space Work, Landlord shall allow Tenant a work allowance in the aggregate amount of $603,975.00 (hereinafter called the "Added Space Work Credit"), which Added Space Work Credit shall be applied solely against the cost and expense of the actual construction work to be performed by Tenant in connection with Tenant's Added Space Work to prepare the 17th Floor Added Space for Tenant's occupancy; provided that Tenant may use a portion of the Added Space Work Credit in the amount of up to $120,000.00 for design consultants, architect's and engineering fees incurred by Tenant in connection with the performance of Tenant's Added Space Work. In the event that the cost and expense of Tenant's Added Space Work shall exceed the amount of the Added Space Work Credit, Tenant shall be entirely responsible for such excess. If Tenant does not use all or any part of the Added Space Work Credit, then the Added Space Work Credit shall be reduced accordingly. Notwithstanding anything to the contrary contained in the foregoing, Landlord hereby agrees that Tenant may apply the Added Space Work Credit to pay for the cost of construction work to be performed by Tenant in any portion of the Premises including Tenant's existing space located on the fifty-third (53rd) floor of the Building, as well as toward the cost of the work to be performed by Tenant in the

  17th Floor Added Space, provided that if Tenant so elects to apply the Added Space Work Credit to pay for the cost of construction work in other portion(s) of the Premises, the provisions of paragraph 7(a) hereof shall apply in connection with the performance of such construction work and the provisions of this paragraph 7(b) (other than this sentence) shall apply in connection with the Added Space Work Credit and the disbursement thereof as though the references in this paragraph 7 to "Tenant's Added Space Work" and the "17th Floor Added Space" were references to Tenant's construction work performed in the 17th Floor Added Space or elsewhere in the Premises and to the portion(s) of the Premises in which such construction work is performed, respectively.

          (2)   Provided that Tenant is not in default of any of the terms and conditions of the Lease, the Added Space Work Credit shall be payable by Landlord to Tenant in installments as Tenant's Added Space Work progresses, but in no event more frequently than monthly. Tenant shall deliver to Landlord a written request for disbursement (each called a "Tenant Requisition"), which shall be accompanied by: (1) paid invoices from the contractors and subcontractors performing the portion of Tenant's Added Space Work referenced in such Tenant Requisition, (2) a certificate signed by Tenant's architect and an officer of Tenant certifying that the portions of Tenant's Added Space Work represented by the aforesaid invoices and referenced in such Tenant Requisition has been satisfactorily completed in accordance with the Tenant's final plan with respect to Tenant's Added Space Work, as approved by Landlord, and (3) partial lien waivers (in recordable form and form satisfactory to Landlord) from the contractors, subcontractors and all materialmen who shall have performed any such work releasing Tenant from all liability for the same. Landlord shall be permitted to retain from each disbursement an amount equal to five (5%) percent of the amount requested to be disbursed by Tenant. The aggregate amount of the retainages shall be paid by Landlord to Tenant upon completion of Tenant's Added Space Work and upon receipt from Tenant of (i) a certificate signed by Tenant's architect and an officer of Tenant certifying that Tenant's Added Space Work has been satisfactorily completed in accordance with Tenant's final plan, (ii) final "as-built" drawings as required pursuant to Section 11.08 of the Lease, and all sign-offs, inspection certificates and any permits required to be issued by the New York City Building Department, Fire Department and by any other governmental entities having jurisdiction thereover with respect to the 17th Floor Added Space, and (iii) a general release from all contractors and subcontractors performing Tenant's Added Space Work releasing Landlord and Tenant from all liability for any Tenant's Added Space Work.

          (3)   At any and all times during the progress of Tenant's Added Space Work, representatives of Landlord shall have the right of access to the 17th Floor Added Space and inspection thereof and Landlord shall have the right to withhold payment of any portion of the Added Space Work Credit representing the reasonably estimated cost of any such work not being performed in a manner reasonably satisfactory to Landlord; provided, however, that Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of such access and inspection.

          (4)   The Added Space Work Credit is being given for the benefit of Tenant only. No third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the Added Space Work Credit.

        8.    TEMPORARY SPACE.    Tenant shall have the right to occupy temporarily the portion of the Building located on the twenty-ninth (29th) floor as shown on Exhibit B annexed hereto (hereinafter called the "Temporary Space"), which constitutes the Sublet Premises which Tenant is currently occupying pursuant to the Sub-Sublease Agreement, for the period (hereinafter called the "Temporary Space Period") commencing on August 1, 2003 (herein called the "Temporary Space Commencement Date") and ending at 11:59 p.m. on October 31, 2003 (hereinafter called the "Temporary Space Surrender Date"), subject to the terms and conditions herein set forth.

          (a)   Tenant's use and occupancy of the Temporary Space shall be subject to all of the same terms and conditions as its use and occupancy of the Premises except that:

            (i)    Tenant acknowledges that it has been occupying the Temporary Space pursuant to the Sub-Sublease Agreement and that it agrees to accept the Temporary Space in its present "as is" condition on the Temporary Space Commencement Date, without requiring any alterations, improvements, repairs or decorations to be made by Landlord or at Landlord's expense, and Tenant agrees that it enters into this Agreement without any representations or warranties by Landlord, its employees, agents, representatives or servants or any other person as to the condition of the Temporary Space or the appurtenances thereof, or any improvements therein or thereon, or any other matters pertinent thereto.

            (ii)   There shall be no charge to Tenant for the use and occupancy of the Temporary Space during the Temporary Space Period, except that Tenant shall pay for all utilities and services provided to the Temporary Space during the Temporary Space Period in accordance with the provisions of the Lease. Tenant hereby agrees that time shall be of the essence with respect to Tenant's obligation to vacate and surrender possession of the Temporary Space on or prior to the Temporary Space Surrender Date.

          (b)   Upon the Temporary Space Surrender Date, Tenant shall surrender and vacate the Temporary Space and shall remove therefrom in accordance with the provisions of the Lease, including without limitation Article 12 and Section 21.01 thereof. In the event that Tenant shall not vacate the Temporary Space and surrender the same to Landlord in the condition required under the Lease on or prior to the Temporary Space Surrender Date, then, without limiting Landlord's rights and remedies on account thereof, Landlord and Tenant hereby agree that Tenant's occupancy of the Temporary Space after the expiration of the Temporary Space Period shall be under a month-to-month tenancy commencing on the first day after the expiration of the Temporary Space Period, which tenancy shall be upon all of the terms set forth in the Lease (as amended by this Agreement) except Tenant shall pay to Landlord, as Additional Charges under the Lease, on the first day of each month of such holdover period, as an agreed upon rent for the use and occupancy of the Temporary Space (and not as a penalty of any sort), (x) during the period from November 1, 2003 through November 30, 2003, an amount equal to $48,109.33 per month (or $1,603.64 per diem), plus all Additional Charges payable by Tenant under the Lease for Tenant's use and occupancy of the Temporary Space (such as utilities and services provided to the Temporary Space), and (y) thereafter, if Tenant shall continue to remain in the Temporary Space beyond November 30, 2003, an amount equal to $96,218.67 per month (or $3,207.29 per diem) plus all Additional Charges payable by

  Tenant under the Lease for Tenant's use and occupancy of the Temporary Space (such as utilities and services provided to the Temporary Space); provided, however, the provisions of this sentence shall not be deemed to create any right on the part of Tenant to remain in occupancy of the Temporary Space after the expiration or earlier termination of the Temporary Space Period. Notwithstanding the foregoing, provided that Tenant is not then in default, after notice and the expiration of any applicable cure periods, under any of the terms, provisions or conditions of the Lease (as modified hereby), the $48,109.33 per month charge payable by Tenant for its use and occupancy of the Temporary Space pursuant to clause (x) of the preceding sentence shall be abated during the period (if any) commencing on November 1, 2003 and ending on the earlier to occur of (A) November 30, 2003 and (B) the date upon which Landlord gives Tenant notice that it has entered into a lease with a third party covering the Temporary Space. In the event that Tenant shall remain in occupancy of the Temporary Space for a period of more than six (6) months after the Temporary Space Commencement Date (i.e., beyond January 31, 2004), Tenant shall continue to pay the same agreed upon rent as was payable by Tenant with respect to the Temporary Space during the month of January 2004, and Landlord may commence and prosecute a holdover or summary eviction proceeding against Tenant to obtain possession of the Temporary Space pursuant to Article 34 of the Lease, including, without limitation, the provisions of Section 34.01(c) thereof, and Tenant acknowledges and agrees that the acceptance of any rent paid by Tenant pursuant to this Paragraph 8(b) shall not preclude Landlord from commencing and prosecuting any such proceeding, nor shall the same be deemed to be an "agreement expressly providing otherwise" within the meaning of Section 232-c of the Real Property Law of the State of New York.

        9.    EXISTING STAIRWAY.    In the event that Landlord shall hereafter enter into a lease with a third party tenant covering the sixteenth (16th) floor of the Building (or the portion thereof where the Existing Stairway connects to the sixteenth (16th) floor), Landlord shall, at its sole expense, remove the Existing Stairway and shall reslab the floor slab openings on the 16th and 17th floors in connection therewith and perform any and all related work necessary to comply with any applicable New York State and New York City building and fire codes (herein called the "Stairway Removal Work"), which work shall be performed in compliance with all applicable laws, and in any such event, Tenant shall cooperate, and shall cause its employees and agents to cooperate, with Landlord and its contractors in connection with the performance of such work. Tenant hereby acknowledges and agrees that Tenant may be inconvenienced and disturbed during the performance of the Stairway Removal Work and Tenant agrees that Landlord shall have no liability to Tenant, nor shall Tenant be entitled to any diminution or abatement of rent or other compensation or allowance for diminution of rental value, nor shall the Lease or any of the obligations of Tenant be affected or reduced, as a result of any claimed interference with Tenant's business during the performance by Landlord of the Stairway Removal Work pursuant to this Paragraph 9. Landlord agrees that it shall use reasonable efforts to cause the Stairway Removal Work to be performed in a manner so as to minimize interference with the operation by Tenant of its business in the 17th Floor Added Space, provided that Landlord shall not be required to perform such work on an overtime or premium-pay basis.

        10.    BROKER.    Landlord and Tenant each covenant, warrant and represent that no broker or agent except Insignia/ESG, Inc. (hereinafter called the "Broker") was instrumental in bringing about or consummating this Agreement and that neither had any conversations or negotiations with any broker or agent except the Broker concerning the leasing of the 17th Floor Added Space. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker or agent other than the Broker with respect to this Agreement. Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, arising out of conversations or negotiations had by Landlord with any broker or agent other than the Broker with respect to this Agreement.

        11.    RATIFICATION OF LEASE TERMS.    Except as modified by this Agreement, the Lease and all of the covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

        12.    BINDING EFFECT.    The covenants, agreements, terms, provisions and conditions contained in this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

        13.    WRITTEN MODIFICATIONS.    This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

        14.    GOVERNING LAW.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

        15.    COUNTERPARTS.    This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BFP ONE LIBERTY PLAZA CO. LLC, Landlord
By:	/s/ JEREMIAH B. LARKIN Name: Jeremiah B. Larkin Title: Senior Vice President, Director of Leasing
ARCH INSURANCE COMPANY, a Missouri corporation, Tenant
By:	/s/ MARK D. LYONS Name: Mark D. Lyons Title: Executive Vice President

ACKNOWLEDGEMENTS

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

        On the      day of              in the year 2003, before me, the undersigned, a Notary Public in and for said state, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public
STATE OF	)
	)	ss.:
COUNTY OF	)

        On the      day of              in the year 2003, before me, the undersigned, a Notary Public in and for said state, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public

EXHIBIT A
FLOOR PLAN OF 17TH FLOOR ADDED SPACE

EXHIBIT B
FLOOR PLAN OF 29TH FLOOR TEMPORARY SPACE

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  Exhibit 10.2
SECOND LEASE MODIFICATION AGREEMENT
W I T N E S S E T H
ACKNOWLEDGEMENTS